Kingstone Companies, Inc. 1154 Broadway Hewlett, NY 11557 Phone: (516) 374-7600 Fax: (516) 295-7216 www.kingstonecompanies.com Contact: Barry Goldstein, CEO

News Release

KINGSTONE REPORTS 2012 RESULTS
ANNUAL WRITTEN PREMIUM INCREASES 21% TO $49.25 MILLION

Hewlett, New York—April 1, 2013--Kingstone Companies, Inc. (NASDAQ: KINS) reported its results of operations for the year ended December 31, 2012.  Net income was $.77 million, or $.20 per share, down from the $2.50 million and $.64 per share earned for the year ended December 31, 2011. Net operating income1 for 2012 was $577,000, or $.15 per diluted share, as compared to $2,157,000 and $.55 per diluted share generated in 2011.

_____________
1This measure is not based on U.S. generally accepted accounting principles (“GAAP”) and is defined and reconciled to the most directly comparable GAAP measure in “Information Regarding Non-GAAP Measures.”

Financial Highlights

	For the Years Ended December 31,
	2012	2011	$ Change	% Change
(000's except per share amounts and percentages)
Direct premiums written (1)	$49,252	$40,735	$8,517	20.9%
Net premiums written (1)	$19,560	$16,296	$3,264	20.0%
Net premiums earned	$17,217	$14,869	$2,348	15.8%
Ceding commission revenue	$9,690	$10,625	$(935)	(8.8	) %
Net investment income	$1,015	$755	$260	34.4%
Interest expense	$82	$121	$(39)	(32.2	) %
Net income	$767	$2,503	$(1,736)	(69.4	) %
Net income per diluted share	$0.20	$0.64	$(0.44)	(68.8	) %
Comprehensive income	$1,420	$2,728	$(1,308)	(47.9	) %
Net operating income (1)	$577	$2,157	$(1,580)	(73.2	) %
Operating income per diluted share (1)	$0.15	$0.55	$(0.40)	(72.7	) %

____________________
1These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in “Information Regarding Non-GAAP Measures.”

Management Commentary

Barry Goldstein, KINS Chairman and CEO, said “2012 was shaping up to be an exceptional one, until Superstorm Sandy at the end of October.  On October 26th, in advance of the storm, Kingstone Insurance Company (“KICO”) temporarily ceased underwriting new business.  The scale of the storm was never before seen in New York and is well described elsewhere.  In comparison, in August 2011 we had to deal with Tropical Storm Irene, which was the single biggest weather event for KICO, until Sandy.  With Irene, a total of 487 claims were presented to KICO.  As of Friday, March 29th, Sandy’s current total at KICO was 3,190, or 6.5 times the scale of our next biggest event.  Following the storm, our focus turned to claims handling, a feature of KICO well respected by our producers and insureds.  I am happy to say that we have closed almost 98% of the Sandy claims to date.  After being shut down for 18 days, we returned to underwriting new policies.  We did so not all at once but in multiple steps, and by February 6, 2013 we were back to pre-Sandy underwriting, albeit with certain new restrictions implemented.  Thus, KICO sees the 2012 year as being defined by our ability to help our insureds, and to handle the single largest weather event in New York history.”

Victor Brodsky, KINS’ Chief Financial Officer, reported on the financial results for 2012 as compared to 2011.  Mr. Brodsky stated “Net Premiums Earned increased 15.8%; Net Income decreased 69.4%; Net Earnings per Share (Basic) decreased 69.2%; and Book Value per Share increased 4.2%.”

Mr. Brodsky continued, “Our pre-Sandy results were on track to deliver another record year for KINS.  In spite of our temporarily shutting down new business underwriting and the losses experienced from the storm, we still posted record premium growth in 2012, and delivered an operating profit.  Net investment income grew by 34.4% over 2011.”

Information Regarding Non-GAAP Measures

Direct premiums written - represents the total premiums charged on policies issued by the Company during the fiscal period in question.

Net premiums written - represents direct premiums written less premiums ceded to reinsurers.

	For the Years Ended December 31,
	2012	2011	$ Change	% Change
(000’s)
Direct and Net Premiums Written Reconciliation:
Direct premiums written	$49,252	$40,735	$8,517	20.9%
Assumed written premiums	24	11	13	118.2%
Ceded written premiums	(29,716)	(24,450)	(5,266)	21.5%
Net written premiums	19,560	16,296	3,264	20.0%
Change in unearned premiums	(2,343)	(1,427)	(916)	64.2%

Net premiums earned	$17,217	$14,869	$2,348	15.8%

Net operating income - is net income exclusive of realized investment gains, net of tax.  Net income is the GAAP measure most closely comparable to net operating income.  Management uses net operating income, along with other measures, to gauge the Company’s performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods.  Net operating income is provided as supplemental information, is not a substitute for net income and does not reflect the Company’s overall profitability.

	For the Years Ended December 31,
	2012	2011	$ Change	% Change
(000’s)
Net Operating Income Reconciliation:
Net income	$767	$2,503	$(1,736)	(69.4	) %

Net realized gain on investments	288	524	(236)	(45.0	) %
Less tax effect on realized gains	98	178	(80)	(44.9	) %
Net realized gain on investments, net of taxes	190	346	(156)	(45.1	) %

Net operating income	$577	$2,157	$(1,580)	(73.2	) %

#           #           #

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors.  More information about these factors can be found in Kingstone’s filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K.  Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.